Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Fortress Biotech, Inc. (formerly Coronado Biosciences, Inc.) on Form S-3 (No. 333-213199) and Form S-8 (No. 333-184616, 333-194588 and 333-206645) of our report dated March 15, 2016, on our audit of the consolidated balance sheet as of December 31, 2015 and the related consolidated financial statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2015, which report is included in this Annual Report on Form 10-K to be filed on or about March 16, 2017.

/s/ EisnerAmper LLP

New York, New York

March 16, 2017